Aradigm Announces First Quarter 2010 Financial Results

Milestone Receipt and Expense Reduction Efforts Significantly Reduce Net Loss

Hayward, CA – May 13, 2010 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the first quarter and three months ended March 31, 2010.

Total revenue was $4.0 million for the first quarter of 2010, compared with zero revenue for the first quarter of 2009. Revenue for the first quarter of 2010 reflects the receipt of the milestone payment due from Zogenix, Inc. upon the first U.S. sale of SUMAVEL* DosePro* needle-free delivery system for treatment of acute migraine and cluster headaches.

We anticipate recording recurring royalty revenue beginning with the three months ending September 30, 2010 since the terms of our asset sale agreement with Zogenix provides for royalty payments to be based on cash received by Zogenix on their product sales and there is a sixty day lag following the end of the quarter in royalty reporting. We have been informed by Zogenix that wholesalers distributing the SUMAVEL DosePro product were given net 90 day payments terms for the first quarter sales, resulting in the effective delay of first quarter 2010 royalties until the second quarter 2010 royalty payment due in late August 2010. After the first quarter of 2010, the payment terms for wholesalers reverted to net 30 days.

Total operating expenses for the first quarter of 2010 were $4.1 million, compared with total operating expenses of $5.1 million for the first quarter of 2009. The decrease in operating expenses was primarily due to expense reduction efforts and the elimination of R&D expenses associated with the collaboration with Lung Rx, Inc. The Company’s net loss for the first quarter of 2010 was $0.2 million, or $0.00 per share, compared with a net loss of $5.2 million, or $0.07 per share, for the same period in 2009.

As of March 31, 2010, cash, cash equivalents and short-term investments totaled $8.9 million.

Recent Highlights

•	May 5, 2010: announced that clearance was received from the U.S. Food and Drug Administration for the Company’s inhaled liposomal ciprofloxacin (ARD- 3100) Investigational New Drug (IND) application for the management of cystic fibrosis (CF). The first trial planned under this IND is a Phase 1/2a study in pediatric CF patients.

•	April 26, 2010: presented data from the Company’s Ciprofloxacin for Inhalation (ARD-3100) development program at the Respiratory Drug Delivery 2010 Conference in Orlando, FL. The first presentation by Dr. Paul Bruinenberg, the Company’s Medical Director, entitled “Inhaled Liposomal Ciprofloxacin: Once a Day Management of Respiratory Infections” described the significant anti-infective effect of once a day ARD-3100 coupled with good tolerability in cystic fibrosis, as well as in non–CF bronchiectasis patients. The second poster presentation by David Cipolla, the Company’s Sr. Director of Pharmaceutical Development, entitled “Inhaled Liposomal Ciprofloxacin: In Vitro Properties and Aerosol Performance” described the robust liposomal ciprofloxacin formulation that retains its chemical properties and performance characteristics throughout two years of storage and during nebulization.

“We continue to make focused clinical and regulatory progress with our inhaled liposomal ciprofloxacin treatments ARD-3100 and ARD-3150 and are projecting to report the results from the ORBIT-1 and ORBIT-2 Phase 2b studies in non-CF bronchiectasis in the second half of this year,” said Igor Gonda, CEO and President of Aradigm.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of cystic fibrosis, bronchiectasis, inhaled bioterrorism infections and smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the timing and results of clinical trials and the payment of royalties, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 24, 2010, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.

• Other names and brands may be claimed as the property of others.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-9370

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended
	March 31,
	2010	2009

Revenues	$4,000	$—

Operating expenses:
Research and development	2,837	3,726
General and administrative	1,253	1,398
Restructuring and asset impairment	13	17

Total operating expenses	4,103	5,141

Loss from operations	(103)	(5,141)
Interest income	10	28
Interest expense	(109)	(104)
Other income (expense), net	(2)	(1)

Net loss	$(204)	$(5,218)

Basic and diluted net loss per common share	$(0.00)	$(0.07)

Shares used in computing basic and diluted net loss per common share	99,872	70,704

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$5,861	$3,903
Short-term investments	3,006	5,228
Receivables	224	155
Prepaid and other current assets	374	328

Total current assets	9,465	9,614
Property and equipment, net	2,001	2,166
Notes receivable	52	52
Other assets	131	133

Total assets	$11,649	$11,965

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	766	572
Accrued clinical and cost of other studies	160	670
Accrued compensation	282	341
Facility lease exit obligation	223	263
Other accrued liabilities	321	357

Total current liabilities	1,752	2,203
Deferred rent	130	136
Facility lease exit obligation, non-current	806	828
Other non-current liabilities	75	75
Note payable and accrued interest	9,004	8,896
Shareholders’ equity	(118)	(173)

Total liabilities and shareholders’ equity	$11,649	$11,965

# # #